Exhibit 5.1
                                                                     -----------

                       [Hunton & Williams LLP letterhead]

                                February 20, 2004

Board of Trustees
Hersha Hospitality Trust
148 Sheraton Drive, Box A
New Cumberland, Pennsylvania  17070

                       REGISTRATION STATEMENT ON FORM S-3
                 4,058,770 COMMON SHARES OF BENEFICIAL INTEREST

Ladies  and  Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on the date hereof under the Securities Act of 1933, as amended, with respect to the offer and sale of 4,058,770 common shares of beneficial interest of the Company (the "Shares"), as described in the Registration Statement, including (a) up to 3,799,723 common shares (the "Redemption Shares") issuable upon redemption of units of limited partnership in Hersha Hospitality Limited Partnership, a Virginia limited partnership (the "Partnership"), and (b) 259,047 common shares owned by certain existing shareholders (the "Resale Shares").

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland.

2. The Redemption Shares have been duly authorized and, if and when issued upon redemption of the units of limited partnership interest in the Partnership in accordance with the terms of the Partnership's Amended and Restated Agreement of Limited Partnership, as amended, will be validly issued, fully paid and non-assessable.

3. The Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.


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We do not purport to express an opinion on any laws other than the Maryland REIT
Law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

                                         Very truly yours,


                                         /s/ Hunton & Williams LLP




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